UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2012

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    OTHER EVENTS.

SunOpta Grains and Foods Inc. (formerly Sunrich LLC, herein “Grains and Foods”), a wholly–owned subsidiary of SunOpta Inc. (“SunOpta”), organized a joint venture with Colorado Mills LLC (“Colorado Mills”) in 2008 to construct and operate a vegetable oil refinery adjacent to Colorado Mills’ sunflower seed crush plant located in Lamar, Colorado. During the relationship, disputes arose and an action was initiated in Colorado State Court by Colorado Mills in March 2010 seeking arbitration of claims relating to the joint venture agreement between Grains and Foods and Colorado Mills (the “JVA”). The case was referred to arbitration, where each party asserted claims against the other with regards to pricing and delivery of sunflower crude oil as per the terms of the JVA.

After a hearing and submission of proposed findings by each party, the arbitrator ruled on January 4, 2012 in favor of Colorado Mills and denied the claims put forward by Grains and Foods. As a result, the arbitrator concluded that Colorado Mills should recover $4,815,507 in money damages from Grains and Foods, prejudgment interest in the sum of $430,742, and post-judgment interest at the rate of 8%.

SunOpta has filed a Notice of Arbitration Award and Intent to File a Motion to Vacate this ruling. The appeal is based on SunOpta’s belief that key evidence was excluded from the record during the proceeding, including certain physical and testimonial evidence, resulting in inaccuracies in the decision. The full amount of the award will be recorded in fiscal 2011 with an after tax expense of approximately $3.6 million. Adjustments to the accrual may be made in future periods depending on the outcome of the appeal.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of SunOpta Inc., dated January 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By: /s/ John Dietrich
       John Dietrich
       Vice President, Corporate Development
       and Secretary

Date: January 9, 2012